The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement

Dated November 6, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-283672

(To Prospectus dated February 6, 2025 and

Product Supplement dated February 6, 2025)

UBS AG $● Buffered Digital Notes with Downside Leverage Factor

Linked to an Equally-Weighted Basket of Selected Equities due November 23, 2027

Investment Description

UBS AG Buffered Digital Notes with Downside Leverage Factor (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to an Equally-Weighted basket (the “underlying basket”) consisting of 2 selected equity securities (each, a “basket asset” and together, the “basket assets”), as specified on page 2 herein. At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying basket from the initial basket level to the final basket level (the “basket return”) and whether the final basket level is equal to, greater than or less than the downside threshold. If the final basket level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the digital return. If, however, the final basket level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, and you will be exposed to the downside performance of the underlying basket beyond the buffer amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.4286% of your principal amount for each 1% decline in the level of the underlying basket from the initial basket level to the final basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest and your potential return on the Notes is limited to the digital return. You may lose some or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Features

☐ Digital Return Feature — At maturity, if the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the digital return.

☐ Contingent Repayment of Principal with Potential for Full Downside Market Exposure — If, however, the final basket level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, and you will be exposed to the downside performance of the underlying basket beyond the buffer amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.4286% of your principal amount for each 1% decline in the level of the underlying basket from the initial basket level to the final basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Strike Date	November 5, 2026
Trade Date*	November 6, 2026
Settlement Date*	November 12, 2026
Final Valuation Date**	November 18, 2027
Maturity Date**	November 23, 2027

*

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the full downside market risk as that of an investment in the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The return on the Notes is subject to, and will not exceed, the “digital return”. The initial basket level was set to 100.00 on the strike date, and the remaining terms of the Notes were also set on the strike date. Information about the underlying basket and the basket assets is specified on page 2 and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The Notes are offered at a minimum investment of 10 Note(s) at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof

Underlying Basket	Basket Weighting	Digital Return	Initial Basket Level	Downside Threshold	Buffer Amount	Downside Leverage Factor	CUSIP	ISIN
An Equally-Weighted Basket of 2 Selected Equities (see page 2 for further details)	Equally-Weighted (see page 2 for further details)	20.00%	100.00	70.00, which is 70.00% of the initial basket level	30.00%	Approximately 1.4286	90266FF50	US90266FF501

The estimated initial value of the Notes as of the trade date is expected to be between $952.00 and $982.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “ — Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus, dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to an Equally-Weighted Basket of Selected Equities	$●	$1,000.00	$●	$10.00	$●	$990.00

(1) Certain fiduciary accounts may pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, may forgo any underwriting discount or fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $10.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Buffered Digital Notes with Downside Leverage Factor“ or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of a hypothetical investment in the underlying basket and the basket assets.

♦You believe that the final basket level will be equal to or greater than the downside threshold and you believe that the level of the underlying basket will appreciate over the term of the Notes by a percentage that is less than the digital return specified on the cover hereof.

♦You understand and accept that your potential return is limited to the digital return and you are willing to invest in the Notes based on the digital return specified on the cover hereof.

♦You are willing to invest in the Notes based on the downside threshold (and corresponding buffer amount and downside leverage factor) specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket and the prices of the basket assets.

♦You do not seek current income from this investment and you are willing to forgo any dividends paid on the basket assets.

♦You understand and are willing to accept the risks associated with the underlying basket and the basket assets.

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amount due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You cannot tolerate a loss of some or all of your initial investment or are unwilling to make an investment that may have the full downside market risk of a hypothetical investment in the underlying basket or the basket assets.

♦You believe that the final basket level is likely to be less than the downside threshold, or you believe that the level of the underlying basket will appreciate over the term of the Notes by a percentage that is greater than the digital return specified on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation, or you are unwilling to invest in the Notes based on the digital return specified on the cover hereof.

♦You are unwilling to invest in the Notes based on the downside threshold (and corresponding buffer amount and downside leverage factor) specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket and the prices of the basket assets.

♦You seek current income from your investment or you prefer to receive any dividends paid on the basket assets.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying basket or the basket assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the  accompanying product supplement for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks.
Underlying Basket

The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.

Basket Asset

Bloomberg Ticker

Basket Weighting

Initial Asset Level(1)

Micron Technology, Inc.

MU

1/2

$656.39

SK hynix Inc.

SKHY

1/2

$123.90

Payment at Maturity (per Note)

If the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × Digital Return).

In this scenario, your potential return on the Notes is limited to the digital return.

If the final basket level is less than the downside threshold, UBS will pay you a cash payment that is less than your principal amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (Basket Return + Buffer Amount)]

In this scenario, you will lose approximately 1.4286% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Digital Return	20.00%.
Downside Threshold(1)	A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level as indicated on the cover hereof.
Buffer Amount	30.00%
Downside Leverage Factor	The quotient of (i) 1 divided by (ii) 1 minus the buffer amount, which equals approximately 1.4286.
Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100.00. The initial basket level was set on the strike date.
Final Basket Level	The closing basket level on the final valuation date.
Closing Basket Level	100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket asset on the final valuation date, the quotient, expressed as a percentage, of the following formula: Final Asset Level – Initial Asset Level Initial Asset Level
Final Asset Level(2)	With respect to each basket asset, the closing level for such basket asset on the final valuation date.

(1) With respect to each basket asset, the closing level for such basket asset on the strike date, as determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” and “— Delisting of, or Change in Law Affecting, ADRs or Termination of ADR Facility” in the accompanying product supplement.

(2) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” and “— Delisting of, or Change in Law Affecting, ADRs or Termination of ADR Facility” in the accompanying product supplement.

Investment Timeline

The initial asset level for each basket asset is observed, and the initial basket level and the final terms of the Notes are set.

The final asset level is observed on the final valuation date and the final basket return and the basket return is calculated.

If the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × Digital Return).

In this scenario, your potential return on the Notes is limited to the digital return.

If the final basket level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (Basket Return + Buffer Amount)]

In this scenario, you will lose approximately 1.4286% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose approximately 1.4286% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying basket or in any of the basket assets. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors regarding the consequences of an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity— The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the final basket level is less than the downside threshold, you will be exposed on a leveraged basis to the decline of the final basket level from the initial basket level. Specifically, you will lose approximately 1.4286% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

♦The digital return applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the digital return, even if the level of the underlying basket at such time is equal to or greater than the downside threshold. You can receive the full benefit of the digital return only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying basket is equal to or greater than the downside threshold.

♦Your potential return on the Notes is limited to the digital return — The return potential of the Notes is limited to the digital return, regardless of the appreciation of the underlying basket. If the basket return is greater than the digital return, your return on the Notes will be less than that of a hypothetical direct investment in the underlying basket or the underlying basket assets.

♦The return on your Notes may change significantly despite only a small change in the level of the underlying basket — If the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer amount, multiplied by the downside leverage factor. This means that while a decrease in the level of the underlying basket to a final basket level that is equal to or greater than the downside threshold will result in a percentage return on the Notes equal to the digital return, a decrease in the final basket level to less than the downside threshold will instead result in a loss of some or all of your initial investment despite only a small change in the level of the underlying basket.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦The probability that the final basket level will be less than the downside threshold will depend on the volatility of the underlying basket — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket. All things being equal, the greater the expected volatility of the underlying basket as of the strike date, the greater the expectation is as of that date that the final basket level will be less than the downside threshold and, as a consequence, indicates an increased risk of loss. However, the underlying basket’s volatility can change significantly over the term of the Notes, and a relatively lower downside threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or all of your initial investment.

♦Owning the Notes is not the same as owning the basket assets — The return on your Notes may not reflect the return you would realize if you actually owned the basket assets. For instance, if the final basket level is equal to or greater than the downside threshold, you will receive the digital return regardless of any appreciation of the underlying basket and, therefore, you will not benefit from any positive basket return in excess of an amount that exceeds the digital return. Furthermore, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying basket assets during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. Similarly, you will not have voting rights or any other rights that a holder of the basket assets may have.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the weighted performance of the basket assets) and will depend on whether, and the extent to which, the basket return is positive or negative. The prices of the basket assets (and, therefore, the level of the underlying basket) can rise or fall sharply due to factors specific to that basket asset and its issuer (each a “basket asset issuer”, together the “basket asset issuers”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the basket asset issuers and the basket assets. For additional information regarding the basket asset issuers, please see “Information About the Underlying Basket and the Basket Assets” in this document and the basket asset issuers’ SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the applicable basket asset issuer with the SEC.

♦Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Notes — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the prices of the basket assets may not correlate with each other. At a time when the price of a basket asset increases, the price of another basket asset may not increase as much, or may even decline. Therefore, in calculating the final basket level, an increase in the price of one basket asset may be mitigated, wholly offset or reversed by a lesser increase or by a decrease in the price of another basket asset. Further, high correlation of movements in the prices of the basket assets could adversely affect your return on the Notes during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and return on, your Notes.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the final basket level will be greater than the downside threshold. The prices of the basket assets (and, therefore, the level of the underlying basket) will be influenced by complex and interrelated political, economic, financial and other factors that affect one or more basket asset issuers. You should be willing to accept the risks of owning equities in general and the basket assets in particular, and the risk of losing some or all of your initial investment.

♦There is no affiliation between any basket asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with one or more basket asset issuers. However, we are not affiliated with any basket asset issuer and are not responsible for any such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying basket and each basket asset issuer. No basket asset issuer is involved in the Notes offered hereby in any way or has any obligation of any sort with respect to your Notes. No basket asset issuer has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and return on, your Notes.

♦Risks associated with non-U.S. companies — The Notes are linked to a non-U.S. company. An investment in securities linked directly or indirectly to a non-U.S. company, such as the Notes, involves risks associated with the home country of such non-U.S. company. Non-U.S. companies may be affected by political, economic, financial and social factors in their respective home country, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦Risks associated with non-U.S. markets — An investment in securities linked directly or indirectly to the value of non-U.S. equity securities, such as the Notes, involves particular risks. For example, the non-U.S. markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the U.S. are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Non-U.S. securities may also be subject to regulatory risks, including sanctions. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Additionally, due to regulatory and market reasons, trading in certain Russian securities, and ETFs investing in Russian securities, has been suspended. Additionally, following certain events, if the calculation agent determines that a change in law has occurred with respect to a basket asset, the calculation agent may take the actions described in the accompanying product supplement under “— General Terms of the Securities — Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

♦Exchange rate risk — The Notes are linked to ADRs. Because ADRs are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the ADRs. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, adverse changes in exchange rates may result in reduced returns for the Notes.

♦There are important differences between the rights of holders of ADRs and the rights of holders of the non-U.S. stock — The Notes are linked to ADRs. There are important differences between the rights of holders of ADRs and the non-U.S. stock represented by such ADRs. Each ADR is a security evidenced by an American depositary receipt that represents a specified number of shares of the non-U.S. stock. Generally, an ADR is issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. stock issuer and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, the non-U.S. stock issuer may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the non-U.S. stock may be significant and may materially and adversely affect the value of the ADRs and, as a result, the market value of, and return on, your Notes.

♦Very limited trading history — The American depositary receipts of SK hynix Inc only recently commenced trading and, therefore, has very limited historical performance. Because such basket asset has a very limited trading history, your investment linked to such basket asset may involve greater risks than an investment linked to the common stock of a company with a more established record of performance. For additional information about such basket asset see the section “Information About the Underlying Basket and the Basket Assets” herein. Past performance of a basket asset should not be considered indicative of future performance of a basket asset.

♦The Notes are subject to sector concentration risk — The Notes are subject to sector concentration risk because each basket asset issuer operates in the same sector, as described below under “Information About the Underlying Basket and the Basket Assets”. The performance of these companies is subject to a number of complex and unpredictable factors such as government regulation, supply and demand for the products and services produced or offered by such companies and industry competition. Any negative developments may have a negative effect on the basket asset issuers and, in turn, may have a material adverse effect on the market value of, and return on, the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to the performance of companies that operate in multiple sectors.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the basket assets, any expected dividends on the basket assets, the correlation of the basket assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Basket and Basket Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the basket assets; the volatility of the basket assets; the dividend rate paid on the basket assets; the correlation of the basket assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any basket asset, listed and/or over-the-counter options, futures exchange-traded funds or other instruments with returns linked to the performance of any basket asset may adversely affect the price of such basket asset (and, therefore, the performance of the underlying basket) and, therefore, the market value of, and any amount payable on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with the basket asset issuers, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Notes, including the downside threshold (and corresponding buffer amount and downside leverage factor) and digital return, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Following certain events, the calculation agent can make adjustments to a basket asset and the terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting a basket asset, the calculation agent may make adjustments to its initial asset level and/or closing level, and consequently the initial basket level and/or final basket level, and any other term of the Notes and, in some instances, may replace such basket asset. However, the calculation agent will not make an adjustment in response to every event that could affect a basket asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Notes resulting solely from any such event to achieve an equitable result. Following certain events relating to a basket asset issuer, such as a reorganization event or a delisting or suspension of trading, the determination of any amount you receive at maturity may be based on the equity security of a successor to such basket asset issuer in combination with any cash or any other assets distributed to holders of such basket asset, if applicable, or on the common stock issued by another company. Following a delisting

(including for this purpose from an eligible interdealer quotation system) or termination of the ADR facility for a basket asset, as applicable, the return on the Notes may be based on the non-U.S. stock represented by the ADRs and/or the group of one or more classes of non-U.S. stock substituted for the ADR as described under “General Terms of the Securities — Delisting of ADRs or Termination of ADR Facility” in the accompanying product supplement. Accordingly, at maturity you may receive shares of a security other than such original basket asset. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value, and return on, of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the basket assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amount owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences severe financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to-equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material U.S. Federal Income Tax Consequences” herein and “What Are the Tax Consequences of the Notes?”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms were set on the strike date and are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Initial Basket Level:	100.00
Downside Threshold:	70.00, which is equal to 70.00% of the initial basket level
Buffer Amount:	30.00%
Downside Leverage Factor:	The quotient of (i) 1 divided by (ii) 1 minus the buffer amount, which equals approximately 1.4286
Digital Return:	20.00%

Example 1 — The Final Basket Level is 110.00 (resulting in a Basket Return of 10.00%).

Because the final basket level is equal to or greater than the downside threshold, the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 20.00%)

= $1,200.00 per Note (a total return of 20.00%).

Example 2 — The Final Basket Level is 135.00 (resulting in a Basket Return of 35.00%).

Because the final basket level is equal to or greater than the downside threshold, the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 20.00%)

= $1,200.00 per Note (a total return of 20.00%).

Example 3 — The Final Basket Level is 95.00 (resulting in a Basket Return of -5.00%).

Because the final basket level is equal to or greater than the downside threshold, the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 20.00%)

= $1,200.00 per Note (a total return of 20.00%).

Example 4 — The Final Basket Level is 40.00 (resulting in a Basket Return of -60.00%).

Because the final basket level is less than the downside threshold, the payment at maturity per Note will be less than the principal amount, if anything, calculated as follows:

$1,000 + [$1,000 × Downside Leverage Factor × (Basket Return + Buffer Amount)]
= $1,000 + [$1,000 × Approximately 1.4286 × (-60.00% + 30.00%)]

= $571.43 per Note (42.857% loss).

If the final basket level is less than the downside threshold, you will lose approximately 1.4286% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Final Basket Level	Basket Return	Payment at Maturity	Note Total Return at Maturity
130.00	40.00%	$1,200.00	20.000%
120.00	20.00%	$1,200.00	20.000%
115.00	15.00%	$1,200.00	20.000%
110.00	10.00%	$1,200.00	20.000%
105.00	5.00%	$1,200.00	20.000%
100.00	0.00%	$1,200.00	20.000%
90.00	-10.00%	$1,200.00	20.000%
70.00	-30.00%	$1,200.00	20.000%
60.00	-40.00%	$857.14	-14.286%
50.00	-50.00%	$714.29	-28.571%
40.00	-60.00%	$571.43	-42.857%
30.00	-70.00%	$428.57	-57.143%
20.00	-80.00%	$285.71	-71.429%
10.00	-90.00%	$142.86	-85.714%
0.00	-100.00%	$0.00	-100.000%

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose approximately 1.4286% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket asset issuers. This information has been obtained from publicly available sources. Set forth below are graphs that illustrates the past performance for each basket asset. We obtained the past performance information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

Each basket asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by each basket asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each basket asset issuer can be located by reference to its SEC file number provided below.

The Underlying Basket

Because the underlying basket is a newly created basket and its level began to be calculated only on the trade date, there is no actual historical information about the closing basket levels as of the date hereof. Therefore, the hypothetical closing basket levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical closing basket level has fluctuated in the past and may, in the future, experience significant fluctuations. The actual initial basket level was set to 100.00 on the trade date. Any hypothetical historical upward or downward trend in the closing basket level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Notes.

Hypothetical Historical Basket Levels

The graph below illustrates the hypothetical performance of the underlying basket from July 10, 2026 through November 5, 2026, based on the daily closing levels of the basket assets, assuming the closing basket level was 100.00 on January 1, 2021. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

Closing Basket Level

Micron Technology, Inc.

According to publicly available information, Micron Technology, Inc. (“Micron”) and its subsidiaries operate, manufacture and market memory and storage technologies, packaging solutions and semiconductor systems for computing, networking, automotive and mobile products. Information filed by Micron with the SEC can be located by reference to its SEC file number: 001-10658, or its CIK Code: 0000723125. Micron’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MU”.

Historical Information

The graph below illustrates the performance of Micron’s common stock from January 4, 2016 through November 5, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

1,400
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0
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Jan-2026

SK hynix Inc.

According to publicly available information, SK hynix Inc. (“SK hynix”) is a memory semiconductor company that engages in the design, manufacture and sale of advanced memory semiconductors. Information filed by SK hynix with the SEC can be located by reference to its SEC file number: 333-296987, or its CIK Code: 0002120882. SK hynix’s American depositary receipts are listed on the Nasdaq Global Select Market under the ticker symbol “SKHY”.

Historical Information

The graph below illustrates the performance of SK hynix’s American depositary receipts from July 10, 2026 through November 5, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

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50
0
Jul-2026
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Oct-2026
Oct-2026
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Oct-2026
Oct-2026

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the underlying basket. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Hogan Lovells Cadwalader US LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether a basket asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury sought comments from the public on the taxation of financial instruments such as the Notes, and were actively considering whether holders of instruments such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. Although the IRS subsequently obsoleted Notice 2008-2 in 2026, it is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any basket asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any basket asset issuer as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2029.

Based on our determination that the Notes are not “delta-one” with respect to the underlying basket or any basket asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the basket assets or the Notes. If you enter, or have entered, into other transactions in respect of the underlying basket, basket assets or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the basket asset issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $10.00 per $1,000 principal amount of Notes. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts may purchase the Notes for as low as the price specified on the cover hereof and the Agents may forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Notes at Maturity	9
Information About the Underlying Basket and the Basket Assets	10
What Are the Tax Consequences of the Notes?	13
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	15

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG

Buffered Digital Notes with Downside Leverage Factor

due November 23, 2027

Preliminary Pricing Supplement dated November 6, 2026

(To Product Supplement dated February 6, 2025

and Prospectus dated February 6, 2025)

UBS Investment Bank

J.P. Morgan Securities LLC